Exhibit 99.1

STORE Capital Announces Third Quarter 2019 Operating Results

Raises 2019 Guidance; Introduces 2020 Guidance

SCOTTSDALE, Ariz., October 31, 2019 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the third quarter and nine months ended September 30, 2019.

Highlights

For the quarter ended September 30, 2019:

▪	Total revenues of $171.8 million
▪	Net income of $111.6 million, or $0.48 per basic and diluted share, including an aggregate net gain of $59.3 million on dispositions of real estate
▪	AFFO of $116.1 million, or $0.50 per basic and diluted share
▪	Declared a regular quarterly cash dividend per common share of $0.35, representing a 6.1% increase over the prior quarter
▪	Invested $395.5 million in 85 properties at a weighted average initial cap rate of 7.7%
▪	Raised $158.7 million in net proceeds from the sale of an aggregate of approximately 4.4 million common shares under the Company’s at-the-market equity program

For the nine months ended September 30, 2019:

▪	Total revenues of $492.3 million
▪	Net income of $225.1 million, or $0.99 per basic and diluted share, including an aggregate net gain of $72.4 million on dispositions of real estate
▪	AFFO of $338.1 million, or $1.49 per basic and $1.48 per diluted share
▪	Declared regular cash dividends per common share aggregating $1.01
▪	Invested $1,152.8 million in 247 properties at a weighted average initial cap rate of 7.8%
▪	Raised $452.7 million in net proceeds from the sale of an aggregate of approximately 13.4 million common shares under the Company’s at-the-market equity program
▪	Closed second public debt offering, issuing $350.0 million in aggregate principal amount of investment-grade senior unsecured notes in February 2019

Management Commentary

“Our third quarter results reflect the strength of our direct acquisition strategy, the quality of our real estate investment portfolio and the continued execution of our team,” said Chris Volk, President and Chief Executive Officer of STORE Capital.  “We made nearly $400 million in granular real estate acquisitions during the quarter at an average cap rate of 7.7%.  At the same time, we also profitably divested more than $290 million of real estate, resulting in net acquisition activity for the quarter of over $100 million.  STORE has been a leader in enhancing growth in cash flow and shareholder value creation through capital recycling

STORE Capital Corporation

and portfolio optimization through strategic asset sales.  Given our strong performance for the first nine months of the year, we are raising our 2019 AFFO guidance.  Importantly during the quarter, we also announced our fifth consecutive annual dividend increase since our IPO, a 6.1% raise that elevated our cumulative dividend growth to 40%.  All of us at STORE take pride in our ability to benefit our shareholders through sustained dividend growth, as well as increased protection of our dividends over time.”

 Financial Results

Total Revenues

Total revenues were $171.8 million for the third quarter of 2019, an increase of 25.4% from $137.0 million for the third quarter of 2018.

Total revenues for the first nine months of 2019 were $492.3 million, an increase of 24.9% from $394.1 million for the first nine months of 2018. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $7.2 billion in gross investment amount representing 2,206 property locations and 421 customers at September 30, 2018 to $8.4 billion in gross investment amount representing 2,417 property locations and 464 customers at September 30, 2019.

Net Income

Net income was $111.6 million, or $0.48 per basic and diluted share, for the third quarter of 2019, as compared to  $48.2 million, or $0.23 per basic and diluted share, for the third quarter of 2018.  Net income for the third quarter of 2019 included an aggregate net gain on dispositions of real estate of $59.3 million as compared to an aggregate net gain on dispositions of real estate of $1.3 million for the same period in 2018.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment, which can vary from quarter to quarter and impact net income and period-to-period comparisons.

Net income for the nine months ended September 30, 2019 was $225.1 million, or $0.99 per basic and diluted share, compared to $160.4 million, or $0.80 per basic and diluted share, for the nine months ended September 30, 2018. Net income for the first nine months of 2019 included an aggregate net gain on dispositions of real estate of $72.4 million as compared to $30.9 million for the same period in 2018.

Adjusted Funds from Operations (AFFO)

AFFO increased 19.1% to $116.1 million, or $0.50 per basic and diluted share, for the third quarter of 2019, compared to AFFO of $97.4 million, or $0.47 per basic and diluted share, for the third quarter of 2018.

AFFO for the nine months ended September 30, 2019 was $338.1 million, or $1.49 per basic and $1.48 per diluted share, an increase of 23.2% from $274.5 million, or $1.37 per basic and $1.36 per diluted share, for the nine months ended September 30, 2018. The year-over-year increase in AFFO for the three- and nine-month periods was primarily driven by additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.35 for the third quarter ended September 30, 2019,  representing a 6.1% increase over the quarterly cash

STORE Capital Corporation

dividend per common share declared for the prior quarter. This dividend, totaling $82.2 million, was paid on October 15, 2019 to stockholders of record on September 30, 2019.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $395.5 million of gross investments representing 85 property locations during the third quarter of 2019.  These origination and other activities resulted in the creation of 27 new customer relationships. The investments had a weighted average initial cap rate of 7.7%. Total investment activity for the first nine months of 2019 was $1,152.8 million representing 247 property locations with a weighted average initial cap rate of 7.8%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. STORE’s leases customarily have lease escalations, most of which are tied to the consumer price index and subject to a cap.  For acquisitions made during the first nine months of 2019, the weighted average stated lease escalation cap was 1.9%.

Disposition Activity

During the nine months ended September 30, 2019, the Company sold 80 properties and recognized an aggregate net gain on the dispositions of real estate of $72.4 million; 54 of these 80 properties were sold in the third quarter for an aggregate net gain of $59.3 million. For the nine months ended September 30, 2019, proceeds from the dispositions of real estate aggregated $409.9 million as compared to an aggregate original investment amount of $389.2 million for the properties sold.

Portfolio

At September 30, 2019, STORE Capital’s real estate portfolio totaled $8.4 billion representing 2,417 property locations. Approximately 95% of the portfolio represents commercial real estate properties subject to long-term leases, 5% represents mortgage loans and financing receivables on commercial real estate properties and a nominal amount represents loans receivable secured by the tenants’ other assets. As of September 30, 2019, the portfolio’s annualized base rent and interest (based on rates in effect on September 30, 2019 for all lease and loan contracts) totaled $678 million as compared to $578 million a year ago. The weighted average non-cancelable remaining term of the leases at September 30, 2019 was approximately 14 years.

STORE Capital Corporation

The Company’s portfolio of real estate investments is highly diversified across customers, brand names or business concepts, industries and geography. The following table presents a summary of the portfolio.

Portfolio At A Glance - As of September 30, 2019
Investment property locations	2,417
States	50
Customers	464
Industries in which customers operate	112
Proportion of portfolio from direct origination	~80%
Contracts with STORE-preferred terms*(1)	95%
Weighted average annual lease escalation(2)	1.8%
Weighted average remaining lease contract term	~14 years
Occupancy(3)	99.7%
Properties not operating but subject to a lease(4)	27
Investment locations subject to a ground lease	21
Investment portfolio subject to NNN leases*	99%
Investment portfolio subject to Master Leases*(5)	91%
Average investment amount/replacement cost (new)(6)	81%
Locations subject to unit-level financial reporting	98%
Median unit fixed charge coverage ratio (FCCR)/4‑Wall coverage ratio(7)	2.2x/2.7x
Contracts rated investment grade(8)	~75%

*Based on annualized base rent and interest.

(1)

Represents the percentage of lease contracts that were created by STORE or contain preferred contract terms such as unit-level financial reporting, triple-net lease provisions and, when applicable, master lease provisions.

(2)

Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually.  For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract.  For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term.  Calculation excludes contracts representing 0.1% of annualized base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.

(3)	The Company defines occupancy as a property being subject to a lease or loan contract. As of September 30, 2019, eight of the Company’s properties were vacant and not subject to a contract.
(4)	Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.
(5)

Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 87% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(6)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(7)

STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness (if applicable). The 4‑Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense. The weighted average unit FCCR and 4‑Wall coverage ratios were 2.8x and 3.6x, respectively.

(8)

Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a proprietary risk measure reflective of both the credit risk of the Company’s tenants and the profitability of the operations at the properties.  As of September 30, 2019, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba3’ as measured by Moody’s Analytics RiskCalc rating scale.  Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa2’.

STORE Capital Corporation

Capital Transactions

The Company established a $750.0 million “at the market” equity distribution program, or ATM Program, in November 2018, and terminated its previous program. During the third quarter of 2019, the Company sold an aggregate of approximately 4.4 million common shares at a weighted average share price of $36.28 and raised approximately $158.7 million in net proceeds after the payment of sales agents’ commissions and offering expenses. For the nine months ended September 30, 2019, the Company sold an aggregate of approximately 13.4 million common shares at a weighted average share price of $34.20 and raised approximately $452.7 million in net proceeds after the payment of sales agents’ commissions and offering expenses.

In February 2019, the Company completed its second public debt offering, issuing $350.0 million in aggregate principal amount of unsecured, investment-grade rated 4.625% Senior Notes, due March 2029. The net proceeds from the issuance were used primarily to pay down amounts outstanding under the Company’s credit facility.

2019 Guidance

The Company is maintaining its expected 2019 annual real estate acquisition volume guidance, net of projected property sales, at $1.1 billion and is raising its 2019 AFFO per share guidance.   The Company currently expects 2019 AFFO per share to be within a range of $1.96 to $1.97, up from a range of $1.92 to $1.96.  AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.  This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of approximately $0.93 per share, plus $0.97 to $0.98 per share of expected real estate depreciation and amortization, plus approximately $0.06 per share related to such items as straight-line rent, the amortization of stock-based compensation and deferred financing costs.

2020 Guidance

The Company currently expects 2020 AFFO per share to be within a range of $2.05 to $2.09, based on the Company’s current projections for net real estate acquisitions for the remainder of 2019 plus projected 2020 annual real estate acquisition volume, net of projected property sales, of approximately $1.2 billion. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $1.02 to $1.05 per share, plus $0.95 to $0.96 per share of expected real estate depreciation and amortization, plus approximately $0.08 per share related to noncash items. The midpoint of the Company’s AFFO per share guidance is based on a weighted average initial cap rate on new acquisitions of 7.70% and target leverage in the range of 5½ to 6 times run-rate net debt to EBITDA.  AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held later today at 12:00 p.m. Eastern Time / 9:00 a.m. Scottsdale, Arizona Time, to discuss third quarter ended September 30, 2019 operating results and answer questions.

•	Live conference call: 855‑656‑0920 (domestic) or 412‑542‑4168 (international)

STORE Capital Corporation

•	Conference call replay available through November 14, 2019: 877‑344‑7529 (domestic) or 412‑317‑0088 (international)
•	Replay access code: 10135376
•	Live and archived webcast: http://ir.storecapital.com/CustomPage/Index?KeyGenPage=350222

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 2,417 property locations, substantially all of which are profit centers, in all 50 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non‑GAAP measures. Management believes these two non‑GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate

STORE Capital Corporation

impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains (or losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional revenues and expenses such as straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation and lease-related intangibles as such items have no impact on long-term operating performance. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors:

Moira Conlon, 310‑622‑8220

Lisa Mueller, 310-622-8231

or

Media:

Tricia Ross, 310‑622‑8226

STORECapital@finprofiles.com

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenues:
Rental revenues	$157,965	$129,778	$462,920	$374,091
Interest income on loans and financing receivables	9,594	6,867	24,066	18,667
Other income	4,275	360	5,273	1,294
Total revenues	171,834	137,005	492,259	394,052

Expenses:
Interest	39,325	31,833	116,822	93,097
Property costs	3,162	755	7,760	2,837
General and administrative	13,566	11,509	39,815	33,212
Depreciation and amortization	55,919	45,781	164,635	132,307
Provisions for impairment	7,341	—	9,951	2,608
Total expenses	119,313	89,878	338,983	264,061

Net gain on dispositions of real estate	59,290	1,261	72,395	30,852
Income from operations before income taxes	111,811	48,388	225,671	160,843
Income tax expense	193	163	533	457
Net income	$111,618	$48,225	$225,138	$160,386

Net income per share of common stock - basic and diluted:	$0.48	$0.23	$0.99	$0.80

Weighted average common shares outstanding:
Basic	232,052,007	207,165,838	227,349,158	200,501,376
Diluted	232,645,531	207,932,531	227,882,523	201,039,328

Dividends declared per common share	$0.35	$0.33	$1.01	$0.95

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2019	December 31, 2018
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,490,943	$2,280,280
Buildings and improvements	5,293,880	4,888,440
Intangible lease assets	76,241	85,148
Total real estate investments	7,861,064	7,253,868
Less accumulated depreciation and amortization	(694,153)	(585,913)
	7,166,911	6,667,955
Real estate investments held for sale, net	15,857	—
Operating ground lease assets	24,493	—
Loans and financing receivables	473,175	351,202
Net investments	7,680,436	7,019,157
Cash and cash equivalents	27,553	27,511
Other assets, net	105,438	67,303
Total assets	$7,813,427	$7,113,971

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$—	$135,000
Unsecured notes and term loans payable, net	1,262,044	916,720
Non-recourse debt obligations of consolidated special purpose entities, net	2,025,082	2,008,592
Dividends payable	82,181	72,954
Operating lease liabilities	30,042	—
Accrued expenses, deferred revenue and other liabilities	104,987	117,204
Total liabilities	3,504,336	3,250,470

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 234,804,102 and 221,071,838 shares issued and outstanding, respectively	2,348	2,211
Capital in excess of par value	4,586,521	4,129,082
Distributions in excess of retained earnings	(277,405)	(267,651)
Accumulated other comprehensive loss	(2,373)	(141)
Total stockholders’ equity	4,309,091	3,863,501
Total liabilities and stockholders’ equity	$7,813,427	$7,113,971

STORE Capital Corporation

STORE Capital Corporation

Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)

Net income	$111,618	$48,225	$225,138	$160,386
Depreciation and amortization of real estate assets	55,840	45,521	164,400	131,556
Provision for impairment of real estate	7,341	—	9,951	—
Net gain on dispositions of real estate (1)	(59,290)	(1,228)	(72,395)	(30,732)
Funds from Operations	115,509	92,518	327,094	261,210

Adjustments:
Straight-line rental revenue:
Fixed rent escalations accrued	(1,319)	(1,302)	(4,194)	(4,825)
Construction period rent deferrals	(144)	2,384	853	4,506
Amortization of:
Equity-based compensation	3,326	2,283	8,083	5,949
Deferred financing costs and other	2,199	1,845	6,452	5,971
Lease-related intangibles and costs	762	621	2,119	1,832
Provision for loan losses	—	—	—	2,608
Lease termination fees	(3,775)	—	(3,775)	—
Capitalized interest	(480)	(906)	(1,234)	(1,960)
Executive severance costs	—	—	1,956	—
Loss (gain) on defeasance/extinguishment of debt	—	—	735	(814)
Adjusted Funds from Operations	$116,078	$97,443	$338,089	$274,477

Dividends declared to common stockholders	$82,181	$69,912	$232,866	$194,920

Net income per share of common stock: (2)
Basic and Diluted	$0.48	$0.23	$0.99	$0.80
FFO per share of common stock: (2)
Basic	$0.50	$0.45	$1.44	$1.30
Diluted	$0.50	$0.44	$1.43	$1.30
AFFO per share of common stock: (2)
Basic	$0.50	$0.47	$1.49	$1.37
Diluted	$0.50	$0.47	$1.48	$1.36

(1)	For the three and nine months ended September 30, 2018, includes $33,000 and $120,000, respectively, of income tax expense associated with gains recognized on the dispositions of certain properties.
(2)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2019

Real Estate Portfolio Information

As of September 30, 2019, STORE Capital’s total investment in real estate and loans approximated $8.4 billion, representing investments in 2,417 property locations, substantially all of which are profit centers for its customers.  The Company’s real estate portfolio is highly diversified.  The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on September 30, 2019, for all leases, loans and financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At September 30, 2019, the Company’s property locations were operated by 464 customers. The largest single customer represented 2.8% of annualized base rent and interest and the top ten customers totaled 18.1% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of September 30, 2019:

	% of
	Annualized
	Base Rent and	Number of
Customer	Interest	Properties
Fleet Farm Group LLC	2.8%	10
AVF Parent, LLC (Art Van Furniture)	2.6	23
Bass Pro Group, LLC (Cabela’s)	1.9	9
CWGS Group, LLC (Camping World/Gander Outdoors)	1.7	20
Cadence Education, Inc. (Early childhood/elementary education)	1.7	42
American Multi-Cinema, Inc. (AMC/Carmike/Starplex)	1.6	14
Stratford School, Inc. (Elementary and middle schools)	1.5	17
Zips Holdings, LLC	1.5	42
Dufresne Spencer Group Holdings, LLC (Ashley Furniture HomeStore)	1.4	21
US LBM Holdings, LLC (Building materials distribution)	1.4	48
All other (454 customers)	81.9	2,171
Total	100.0%	2,417

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2019

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the more than 670 concepts represented in the Company’s investment portfolio as of September 30, 2019, the largest single concept represented 2.8% of annualized base rent and interest and the top ten concepts totaled 16.8% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of September 30, 2019:

	% of
	Annualized
	Base Rent and	Number of
Customer Business Concept	Interest	Properties
Fleet Farm	2.8%	10
Ashley Furniture HomeStore	2.3	31
Art Van Furniture	1.9	16
Cabela’s	1.8	8
AMC Theaters	1.6	14
Big R Stores	1.5	26
Zips Car Wash	1.4	42
At Home	1.2	9
America’s Auto Auction	1.2	7
Stratford School	1.1	4
All other (666 concepts)	83.2	2,250
Total	100.0%	2,417

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2019

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 100 industries within the service, retail and manufacturing sectors of the U.S. economy. The following table summarizes these industries, by sector, into 75 industry groups as of September 30, 2019:

	% of		Building
	Annualized		Square
	Base Rent and	Number of	Footage
Customer Industry Group	Interest	Properties	(in thousands)
Service:
Restaurants – full service	10.2%	400	2,721
Restaurants – limited service	5.5	394	1,052
Early childhood education	5.7	205	2,282
Health clubs	5.5	84	2,777
Automotive repair and maintenance	4.8	168	845
Movie theaters	4.2	38	1,916
Family entertainment	3.7	39	1,361
Pet care	3.5	168	1,811
Lumber and construction materials wholesalers	2.9	114	4,691
Medical and dental	2.8	90	979
Behavioral health	2.3	44	898
Equipment sales and leasing	1.4	26	692
Elementary and secondary schools	1.3	6	278
Career education	1.3	6	488
Wholesale automobile auction	1.2	7	390
Metal and mineral merchant wholesalers	0.9	22	1,790
All other service (20 industry groups)	7.3	162	6,149
Total service	64.5	1,973	31,120
Retail:
Furniture	5.6	61	3,853
Farm and ranch supply	4.6	43	4,004
Hunting and fishing	2.2	10	813
Recreational vehicle dealers	1.8	22	1,017
Used car dealers	1.3	21	263
Home furnishings	1.2	9	1,044
New car dealers	0.7	9	273
All other retail (10 industry groups)	2.0	53	2,057
Total retail	19.4	228	13,324
Manufacturing:
Metal fabrication	4.5	73	9,073
Furniture manufacturing	1.8	12	3,688
Plastic and rubber products	1.5	17	2,578
Electronics equipment	1.3	9	957
Automotive parts and accessories	1.1	15	2,291
Food processing	1.0	12	1,237
Chemical products	0.9	10	1,116
All other manufacturing (15 industry groups)	4.0	68	5,556
Total manufacturing	16.1	216	26,496
Total	100.0%	2,417	70,940

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2019

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in all 50 states. The following table details the top ten geographical locations of the properties as of September 30, 2019:

	% of
	Annualized
	Base Rent and	Number of
State	Interest	Properties
Texas	10.9%	251
Illinois	6.3	154
Florida	5.6	145
Ohio	5.6	135
Georgia	5.1	142
Michigan	4.4	89
Arizona	4.3	79
California	4.2	40
Wisconsin	3.9	50
Minnesota	3.8	85
All other (40 states) (1)	45.9	1,247
Total	100.0%	2,417

(1)	Includes one property in Ontario, Canada which represents 0.3% of annualized base rent and interest.

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of September 30, 2019, 99% of the Company’s investment portfolio was subject to triple-net leases. Where the Company owns multiple properties leased to a single customer, 91%  of this portion of the investment portfolio was subject to master leases. Leases and loans representing approximately 3.3% of the annualized base rent and interest will expire in the next five years (before 2025). The following table sets forth the schedule of lease, loan and financing receivable expirations as of September 30, 2019:

	% of
	Annualized
	Base Rent and	Number of
Year of Lease Expiration or Loan Maturity (1)	Interest	Properties (2)
Remainder of 2019	0.3%	9
2020	0.5	11
2021	0.6	7
2022	0.3	5
2023	0.8	23
2024	0.8	21
2025	1.5	24
2026	1.8	51
2027	2.7	57
2028	4.2	77
Thereafter	86.5	2,124
Total	100.0%	2,409

(1)	Expiration year of contracts in place as of September 30, 2019, excluding any tenant renewal option periods.
(2)	Excludes eight properties which were vacant and not subject to a lease as of September 30, 2019.